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                                                                  Exhibit 10.3.4
FEDERATED                         7 West Seventh Street, Cincinnati, Ohio 45202
DEPARTMENT STORES, INC.





                                                         January 6, 1994





To:  Credit Agreement Lenders


                     RE:  Request for Amendment and Waiver
                          --------------------------------

Please refer to the Credit Agreement dated as of May 20, 1992 (as heretofore amended, waived or otherwise modified, the "Credit Agreement") among Federated Department Stores, Inc. ("Federated"), the Lenders parties thereto, Citibank, N.A., as Agent, and Mellon Bank, N.A., Societe Generale, New York Branch, and Chemical Bank, as co-agents. Capitalized terms used in this letter and not otherwise defined have the meanings assigned such terms in the Credit Agreement.


Background
- ----------
During the fall of 1993, Federated implemented an Executive Deferred Compensation Plan (the "EDCP") pursuant to which an eligible participant may elect to defer his or her compensation, and may further elect to receive such deferred compensation in cash or Federated stock. Heretofore, when a participant elected to defer compensation in stock, Federated issued Treasury shares for up to the amount of compensation so deferred (the "Share Credits") and contributed such shares to a Grantor (Rabbi) Trust that Federated has established for the express purpose of holding shares representing deferred compensation. Federated, however, would like to be able to also purchase Federated shares in the open market for contribution to the Trust. It is estimated that annually less than approximately $10 million Share Credits will be created in lieu of cash compensation that would otherwise be payable and that the number of shares held by the Trust will equal the number of Share Credits of all participants in the EDCP. By contributing the shares to the Trust, Federated will avoid the necessity of having to expense each quarter the accrued stock appreciation on the Stock Credits.

Amendment Request
- -----------------
Section 7.3(a) RESTRICTED PAYMENTS does not allow Federated to make certain Restricted Payments, including purchases of shares of stock of Federated. Payments under the Equity Plan, however, are specifically excluded from this restriction. In light of the implementation of the EDCP, Federated hereby requests that you amend this Section 7.3(a), titled "Restricted Payments", as indicated in the attached Amendment Letter.

Credit Agreement Lenders
January 6, 1994
Page Two

Waiver Request
- --------------
In addition, please note that Federated's recent acquisition of a portion of the claim of The Prudential Insurance Company of America's ("Prudential") claim in the R.H. Macy & Co. bankruptcy case was accomplished through a newly formed special purpose subsidiary, Federated Noteholding Corporation ("FNC"). Because FNC's agreements with Prudential and its corporate charter do not permit FNC to conduct any business or incur any obligation other than those relating to the acquisition and holding of the claim, FNC cannot issue a guaranty of Federated's obligations under the Credit Agreement as is technically required by Section 6.14 of the Credit Agreement. Although we do not consider this to be substantively harmful or detrimental in any way to the Lenders, we would like to obtain your waiver of the Section 6.14 guaranty requirement as it relates to FNC, as indicated in the attached Amendment Letter.

Additional Information
- ----------------------
During 1989 and 1990 Federated centralized all of its credit processing operations into FACS (Financial and Credit Services), a division of Federated. Besides doing all the credit processing for Federated, FACS is now also marketing its services to non-affiliated parties. To aid FACS in its marketing efforts, it has been determined that it will be beneficial to subsidiarize FACS at this time. We estimate that we will capitalize FACS at approximately $2.0 million.

Federated is also researching into the possibility of shifting its FDS National Bank ("the Bank") subsidiary to be under the new FACS subsidiary. As FACS and the Bank have so many of their operations inter-related, it is felt that this transfer makes sense. This transfer will have no economic impact on the operations of Federated, FACS or the Bank. If it is determined that there are no regulatory or other impediments to such a transfer, we may have to increase the capitalization of FACS.

This subsidiarization of FACS is specifically allowed in the Credit Agreement. We plan to effect this transaction on January 28, 1994. At that time Federated will execute a Pledge Amendment and Subsidiary Guaranty Amendment as required in the Credit Agreement.

To enable Federated to purchase shares beginning with its 1994 fiscal year, we would appreciate your consent to the attached amendment letter by January 21, 1994. Thank you for your continued support.

                                        Sincerely,

                                        FEDERATED DEPARTMENT STORES, INC.


                                        By:   /s/ Susan P. Storer
                                           ---------------------------------
                                                Susan P. Storer
                                                Operating Vice President
                                                and Assistant Treasurer


facwaiv1.sps
10kexhib.1034.doc
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   FEDERATED                   7 West Seventh Street, Cincinnati, Ohio  45202
   DEPARTMENT STORES, INC.





                                                            January 6, 1994



   CITIBANK, N.A., as Agent
   399 Park Avenue
   New York, NY  10043
   Attention:  Paul Trefry

                 RE:  Amendment No. 5 to the Credit Agreement
                      ---------------------------------------
   Gentlemen:

                 Reference is made to that certain Credit Agreement, dated as of May 20, 1992, among Federated Department Stores, Inc., as Borrower, Citibank, N.A. as Agent, and Mellon Bank, N.A., Societe Generale, New York Branch, and Chemical Bank, as Co-Agents and the Lenders parties thereto, as amended to the date hereof (the "Credit Agreement"). Capitalized terms used herein that are not defined herein shall have the meaning assigned to such terms in the Credit Agreement.

          1. AMENDMENT. The parties hereto hereby agree to amend and restate Section 7.3(a) of the Credit Agreement so that is will read in full as follows:

                 "The Borrower shall not and shall not permit any Subsidiary to make or suffer to exist any Restricted Payment other than (i) dividends paid to the Borrower or any
                 wholly-owned Subsidiary of the Borrower by any
                 wholly-owned Subsidiary of the Borrower,  (ii) payments
                 under the Equity Plan, (iii) payments to purchase its
                 shares of common stock in the open market for
                 contribution to a Grantor (Rabbi) Trust established for
                 the express purpose of holding shares representing
                 deferred compensation received pursuant to the
                 Borrower's Executive Deferred Compensation Plan adopted
                 on October 29, 1993, and (iv) payments in respect of
                 the redemption of outstanding share purchase rights
                 under the Share Purchase Rights Agreement at not more
                 than the redemption price set forth therein on the
                 Closing Date.  Notwithstanding the foregoing, so long
                 as no Default or Event of Default has occurred or is continuing, the Borrower may make Restricted Payments at any time that (i) either S&P has rated the Rated
                 Debt "BBB" or higher or Moody's has rated the Rated
                 Debt "Baa2" or higher, (ii) the Fixed Charge Coverage
                 Ratio (calculated after giving effect to such proposed Restricted Payment and any Debt prepayments permitted pursuant to the last sentence of Section 7.3(b)
                 for the four fiscal quarters ending immediately prior to the fiscal quarter in which such Restricted Payment is declared or made equals or exceeds 1.5:1.0, and (iii) the Series A Notes and the Series B Notes have been refinanced in full on terms reasonably acceptable to the Majority Lenders; PROVIDED that in no event shall the aggregate amount of such Restricted Payments (when aggregated with any repayment of Debt permitted pursuant to the last sentence of Section 7.3(b)) exceed 20% of the undistributed Net Income of the Borrower for such four preceding fiscal quarters."
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          2.   WAIVER.  The Lenders hereby waive the requirement set forth in
   Section 6.14(b) of the Credit Agreement that Federated Noteholding Corporation ("FNC"), a wholly owned subsidiary of the Borrower, become a party to the Subsidiaries Guaranty as a result of the capital contribution FNC received from the Borrower on or about December 31, 1993.

          3. COSTS. The Borrower agrees to pay on demand all costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this amendment, including the reasonable fees and out-of-pocket expenses for counsel for the Agent and the Lenders with respect hereto.

          4. MISCELLANEOUS. Except as specifically provided herein, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. Notwithstanding anything in this amendment and waiver to the contrary, no waiver of any default under or breach of any provision of the Credit Agreement shall be deemed to be a waiver of any other subsequent similar or different default under or breach of such or any other provision of the Credit Agreement or of any election of remedies available in connection with any of the foregoing.

                 This amendment and waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same amendment.

                 If the terms of this amendment and waiver are acceptable to you, please return an executed copy of this amendment via facsimile to Mr. Paul Trefry at Citibank, N.A., fax number (212) 793-3053.

                                        Very truly yours,

                                        FEDERATED DEPARTMENT STORES, INC.


                                        By:      /s/ Susan P. Storer
                                           --------------------------------
                                                  Susan P. Storer
                                                  Operating Vice President
                                                  and Assistant Treasurer


   Accepted and Agreed to on
   this _____ day of January, 1994

   Name of Bank:______________________________


   By:______________________________
     Name:
     Title:

   waiv-wg2.sps
   10kexhib.1034b.doc